UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 10, 2017

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On March 10, 2017, Symantec Corporation (“Symantec” or the “Company”) entered into accelerated stock repurchase agreements with financial institutions (the “counterparties”) to repurchase an aggregate of $500 million of the Company’s common stock. The agreements fulfill the Company’s plan to target $500 million in share repurchases on or prior to March 31, 2017 made in connection with the previously announced $510 million increase to the share repurchase program approved by the Company’s Board in November 2016.

Under the terms of the agreements, Symantec will pay to the counterparties a total of $500 million on March 15, 2017 and expects to receive from each of them on the same day an initial delivery of a total of approximately 14.2 million shares of the Company’s common stock. The final number of shares to be repurchased will be based on the volume-weighted average stock price of the Company’s common stock during the term of the transaction, less a discount and subject to potential adjustments pursuant to the terms of the agreements. At settlement, under certain circumstances, each of the counterparties may be required to deliver additional shares of common stock to Symantec, or under certain circumstances, Symantec may be required to deliver shares of common stock or to make a cash payment, at its election, to the counterparties. The final settlement of the transactions under the agreements is scheduled to occur by June 2017 but they may be terminated early in certain circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMANTEC CORPORATION

Date: March 13, 2017	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary